Exhibit 6

Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of March 17, 2023 (the “Agreement”),1 by and among the Company Parties, SoftBank, and the Consenting Noteholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a SoftBank entity and included in the definition of “SoftBank” for purposes of Sections 1-3, 4.01(a)-(e), (h), (i), (j) and (l), 4.02, 5, 8, 9(a), 10-14 (collectively, the “SoftBank Sections”) only of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and subject to the conditions of the SoftBank Sections and makes all representations and warranties contained in such sections as of the date hereof and any further date specified in the Agreement.

Date Executed: 20-Mar-2023

SVF ENDURANCE (CAYMAN) LIMITED

/s/ Karen Ellerbe
Name:	Karen Ellerbe
Title:	Director

Address:

190 Elgin Avenue
George Town, Grand Cayman
KY1-9008, Cayman Islands

E-mail address(es): Legal@softbank.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
Senior Letter of Credit Tranche	N/A
Junior Letter of Credit Tranche	N/A
Secured Notes (principal amount)	N/A
5.00% Unsecured Notes, Series I (principal amount)	N/A
5.00% Unsecured Notes, Series II (principal amount)	N/A
7.875% Unsecured Notes (principal amount)	N/A
Equity Interests in WeWork (number of shares)	81,077,919
Warrants (number of warrants and underlying Equity Interests)	10,184,810

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.